As filed with the Securities and Exchange Commission on September 9, 1996 Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

		HOLLY PRODUCTS, INC.
(Exact name of issuer as specified in its charter)

New Jersey                                                 22-3172149
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                             Identification No.)

200 Monument Road, Bala Cynwyd, Pennsylvania               19004
(Address of Principal Executive Offices)                   (Zip Code)

Services Agreement
(Full title of the Plan)

William H. Patrowicz, President
Holly Products, Inc.
200 Monument Road, Suite 10
Bala Cynwyd, PA  19004
(Name and address of agent for service)

		(610) 617-0400
(Telephone number, including area code of agent for service)
- -----------------
copies to:

Sommer & Schneider LLP
600 Old Country Road, Suite 535
Garden City, NY 11530
(516) 228-8181

	Approximate date of commencement of proposed sale to the public:
Upon the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

                               Proposed     Proposed
Title of                       maximum      maximum
securities       Amount        offering     aggregate     Amount of
to be            to be         price per    offering      registration
registered       registered    share        price         fee(1)

Common Stock,
no par value      573,333      $.375        $215,000      $100.00

(1)	The fee with respect to these shares has been calculated pursuant to Rules
457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the last price per share of the Registrant's Common Stock on September 9, 1996, a date within five (5) days prior to the date of filing of this Registration Statement, as reported by the NASDAQ SmallCap Market.

Documents Incorporated by Reference     x Yes     No






PART II


Item 3.	Incorporation of Documents by Reference.

		The following documents are incorporated by reference in this Registration Statement and made a part hereof:

(a) The Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996; and

(b) The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 1996; and

(c) All other documents filed by the Company after the date of this Registration Statement under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining in the Registration Statement and to be part thereof from the date of filing of such documents.


Item 4.	Description of Securities.

        Not Applicable


Item 5.	Interest of Named Experts and Counsel.

        Certain legal matters in connection with the shares being registered herein will be passed upon for the Company by Sommer & Schneider LLP, 600 Old Country Road, Suite 535, Garden City, NY 11530.


Item 6. Indemnification of Directors and Officers.

        The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by New Jersey law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination.
Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by New Jersey law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

        The Company has obtained a directors and officers insurance and company reimbursement policy. The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and reimburse the Company for such loss for which the Company has lawfully indemnified the directors of officers.

        The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification
Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the New Jersey Business Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


Item 7.	Exemption From Registration Claimed.

        Not Applicable.


Item 8.	Exhibits.

Number       Description

5            Consent and Opinion of Sommer & Schneider LLP

24.1         Consent of Moore Stephens, P.C.


Item 9.	Undertakings.

        The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (a) To include any prospectus required by Section
            10(a)(3) of the Securities Act of 1933.

        (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by this paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective
amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the
Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)	To deliver or cause to be delivered with the prospectus, to
each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Item 310(b) of Registration S-B is not set forth in the prospectus, to deliver, or cause to be delivered, to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(6)	To deliver or cause to be delivered with the prospectus to
each employee to whom the prospectus is sent or given, a copy of the registrant's annual report to stockholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the registration shall state in the prospectus that it will promptly furnish, without charge, a copy of such report on written request of the employee. If the last fiscal year of the registrant has ended within 120 days prior to the use of the prospectus, the annual report of the registrant for the preceding fiscal year may be so delivered, but within such 120-day period the annual report for the last fiscal year will be furnished to each such employee.

(7)	To transmit or cause to be transmitted to all employees
participating in the Plans who do not otherwise receive such material as stockholders of the registrant, at the time and in the manner such material is sent to its stockholders, copies of all reports, proxy statements and other communications distributed to its stockholders generally.







SIGNATURES


	Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Pennsylvania September 9, 1996.

					HOLLY PRODUCTS, INC.


					/s/ William H. Patrowicz
					William H. Patrowicz,
					President

	Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures
Date


/s/ Larry Berman                            September 9, 1996
Larry Berman
Chairman, Chief Executive Officer,
Secretary and Director


/s/ Cary B. Berman                          September 9, 1996
Cary B. Berman
Vice President - Retail Sales
and Director


/s/ William H. Patrowicz                    September 9, 1996
William H. Patrowicz
President , Chief Operating Officer,
Treasurer (Principal Financial and
Accounting Officer) and Director


/s/ Harold Goldstein                        September 9, 1996
Harold Goldstein, Director









SOMMER & SCHNEIDER LLP
600 OLD COUNTRY ROAD
GARDEN CITY, NEW YORK 11530
______
Herbert H. Sommer			Telephone (516) 228-8181
Joel C. Schneider				  Facsimile (516) 228-8211


September 9, 1996


Combined Opinion and Consent


Holly Products, Inc.
200 Monument Road, Suite 10
Bala Cynwyd, PA  19004

	Re:	Holly Products, Inc.

Gentlemen:

	We have acted as counsel to Holly Products, Inc., a New Jersey corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 as amended (the "Act") of the Company's Registration Statement on Form S-8, filed contemporaneously with the Commission relating to the registration under the Act of 573,333 shares (the "Shares") of the Company's Common Stock, no par value (the "Common Stock").

	In rendering this opinion, we have reviewed the Registration Statement on Form S-8, as well as a copy of the Certificate of Incorporation of the Company, as amended, and the By-Laws of the Company. We have also reviewed such statutes and judicial precedents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity with, the original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

	Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

(1)	The Company has been duly incorporated and is a validly
existing corporation under the laws of the State of New
Jersey;

 (2)	The Shares when issued in connection with the oral service
agreement, will be legally issued, fully paid and non-assessable.

	This opinion is limited to the General Corporation Law and the Constitution of the State of New Jersey and we express no opinion with respect to the laws of any other jurisdiction. We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-
8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.

Very truly yours,



Joel C. Schneider


JCS/md














CONSENT OF INDEPENDENT AUDITORS


Holly Products, Inc.
  Bala Cynwyd, Pennsylvania

    We have issued our report dated June 21, 1996, relating to the financial statements of Holly Products, Inc. for the year ended March 31, 1996, appearing in the Company's Annual
Report on Form 10-KSB. Such report has been incorporated by reference in this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-8 of the aforementioned reports and to the use of our name as it appears under the caption "Experts."





MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey
Sempterber 9, 1996